Exhibit 4.5

Dated 16 December	1999

(1) Sopheon Plc

- and -

(2) Arif Karimjee

SERVICE AGREEMENT

Sopheon Plc.
Sterling House,
Sterling Road,
Surrey Research Park, Guildford, Surrey GU2-5RF
Telephone: 01483 883000
Ref. BM/151299/1

THIS AGREEMENT is made on 16th December 1999

BETWEEN:

(1)	Sopheon Plc whose registered office is at Stirling House, Surrey Research Park, Guildford, Surrey GU2 5RF (the "Company"); and
(2)	Arif Karimjee of The Dell, 119 Guildford Road, Bagshot, Surrey GU19-5NT (the "Executive").

IT IS AGREED that the Company shall employ the Executive and the Executive shall serve the Company as Finance Director and Chief Financial Officer of the Company on the following terms and subject to the following conditions (the "Agreement"):

1.	DEFINITIONS AND INTERPRETATION
	(1)	In this Agreement unless the context otherwise requires the following expressions shall have the following meanings:
		"Associated Company"	means:
(a)

a company which is not a Subsidiary of the Company but whose issued equity share capital (as defined in s744 of the Companies Act 1985) is owned as to at least 20% by the Company or one of its Subsidiaries; and

		(b)	a Subsidiary (as defined below);
		"Board"	the board of directors for the time being of the Company;
"Business"

the supply of products, software and consultancy services in the creation, search and retrieval knowledge management and intelligence sectors, together with such other business as may be operated by the Company and the Group from time to time;

		"Subsidiary"	means a Subsidiary within the meaning of s736 of the Companies Act 1985;

(2)	Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it.
(3)	The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.
(4)	References in this Agreement to a person include a body corporate and an incorporated association of persons and references to a company include any body corporate.
(5)	Where appropriate, references to the Executive include his personal representatives.
2.	TERM OF EMPLOYMENT
(1)

The employment of the Executive shall be deemed to have commenced at a date to be mutually agreed, in the week leading up to the end of January 2000 but no later than 1 February 2000. The Executive's continued employment shall be conditional upon his satisfactorily completing of a six month probationary period. During the probationary period, the employment of the Executive may (subject to earlier termination as provided below) be terminated by either party giving to the other not less than 1 months notice in writing. The Executive will not be deemed to have satisfactorily completed the probationary period until so notified by the Company in writing. Following satisfactory completion of the probationary period the employment of the Executive (subject to earlier termination as provided below) shall be for an indefinite period terminable by either party giving to the other 6 months notice in writing.

(2)

Notwithstanding anything contained in the articles of association of the Company if the Executive is given notice terminating his employment prior to expiry of the 6 month probationary period the Executive all share options that the Executive has been granted in the company shall forthwith lapse.

(3)

Notwithstanding clause 2(1) above the employment of the Executive shall automatically terminate on the day when the Executive reaches age 65 or if earlier the normal retiring age applicable to directors of the Company from time to time.

(4)

The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or performing his duties under it.

3.	DUTIES
(1)	The Executive shall during his employment under this Agreement:
(a)

be responsible for the all financial reporting, financial systems, financial controls, financial planning, tax planning, stock exchange and investor relations, financial processes and support within the business, audit, patents and trademarks, and other legal (unless a company lawyer is appointed), including, without limitation, day to day management of the Group finances and all staff and infrastructure required to operate the above responsibilities, and

(b)

perform such other duties and exercise such powers which the Board may from time to time properly assign to him in his capacity as Finance Director or in connection with the conduct and management of the business of the Company or of any Group Company; and

(c) do all in his power to promote, develop and protect the Business and at all times and in all respects conform to and comply with the proper and reasonable directions and regulations of the Board.
(2)

The Executive shall give to the Board and the relevant stock exchanges, shareholders and authorities such information regarding the affairs of the Company as it shall require, and in any event, report regularly and keep the Board informed.

(3)

The Executive shall carry out his duties and exercise his powers jointly with any other executive(s) appointed by the Board to act jointly with him and the Board may at any time require the Executive to cease performing or exercising the said or any duties or powers.

(4)

The Executive shall work in any place within the United Kingdom, which the Board may require and he may be required to travel abroad when required by the Company for the proper performance of his duties.

(5)

The Company's principal place of business is currently Stirling House, Surrey Research Park, Guildford, Surrey GU2 5RF. If the Company requires the Executive to work permanently at a place which necessitates a move from his present home address, the Company will reimburse the Executive for all removal expenses directly and reasonably incurred as a result of the Company's requirement, up to the maximum permitted under the Inland Revenue's Extra Statutory Concession from time to time relating to such reimbursement.

4.	HOURS OF WORK
(1)

The Executive's normal working hours are the office hours of 8.30 am to 5.30 pm Monday to Friday together with such additional hours as may be necessary for the proper performance of his duties for which no additional pay or time off will be permitted.

5.	GRATUITIES AND CODES OF CONDUCT
(1)

The Executive shall not directly or indirectly accept any commission, rebate, discount or gratuity in cash or in kind from any person who has or is having a business relationship with any Group Company.

(2)

The Executive shall comply with all applicable roles and regulations and codes of conduct of the Company and the Group for the time being in force including in relation to the undertaking of HMG security work, and the Executive shall comply with all roles, regulations and codes of conduct of any relevant regulatory authority.

6.	REMUNERATION
(1)	The Company shall pay to the Executive a salary at the rate of £65,000 gross each year.
(2)	The Executive's salary shall accrue from day to day and be payable by equal monthly instalments in arrears normally on the 25th day of each month.
(3)

The Executive's salary shall be reviewed once in every year. The undertaking of a salary review does not confer a contractual right (whether express or implied) to any increase in salary and the Executive acknowledges that any salary increase is at the discretion of the Company.

(4)

Notwithstanding anything to the contrary in the Company's Articles of Association the salary in (1) above shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or any Group Company and the Executive shall waive his right to any such fee.

(5)

The Executive will be entitled to participate in any bonus scheme from time to time operated by the Company and applicable to employees of the Executive's status, subject to the roles of any such scheme.

(6)

Unless otherwise determined by the Board in its entire discretion, entitlement to any bonus is conditional upon the Executive being employed (and not under notice whether given by the Executive or the Company) at the date when payment of the bonus, if any, is made. The Executive acknowledges that the termination of the Executive's employment prior to the date of payment of any bonus shall not in any circumstance give rise to a claim by the Executive for compensation in lieu of such bonus.

7.	PENSION SCHEME
(1)	The Company shall pay contributions to the Executive's existing personal pension scheme provided that such scheme is approved under Chapter IV of Part XIV of the Income and Corporation Taxes Act 1988.
(2)

The Executive shall provide to the Company with particulars of the personal pension scheme which is to apply for the purposes of this clause and such other information relating to his pension arrangements as the Company may reasonably require from time to time.

(3)

The contribution shall be paid to the personal pension scheme monthly in arrears and shall be an annual amount equivalent to 5 per cent of the Executive's basic annual salary (but basic annual salary for this purpose shall not exceed the allowable maximum (earnings cap) from time to time in force pursuant to section 640A of the Income and Corporation Taxes Act 1988) as at the date of the payment of the contribution.

8.	OTHER BENEFITS
(1)

The Executive is entitled to membership of a medical expenses insurance scheme for him and his family, a permanent health insurance scheme and a death in service scheme providing such cover for the Executive as the Company may from time to time notify to him.

(2)

Benefits under the scheme shall be subject to the roles of the scheme and the terms of any applicable insurance policy and are conditional upon the Executive complying with and satisfying any applicable requirements of the insurers. Copies of the scheme roles and particulars of the requirements shall be provided to the Executive on request. The Company shall not have any liability to pay any benefit to the Executive under the scheme unless it receives payment of the benefit from the insurer.

(3)

Provision of benefits under the scheme is also subject to the Company's right to alter the cover provided or any term of the scheme or to cease to provide (without replacement) the scheme at any time if in the opinion of the Board the state of health of the Executive is or becomes such that the Company is unable to insure the benefits under the scheme at the normal premiums applicable to a person of the Executive's age.

(4)

The provision of the scheme does not in any way prevent the Company from lawfully terminating this Agreement in accordance with the provisions in clause 16 even if to do so would deprive the Executive of membership of or cover under the scheme.

9.	COMPANY CAR
(1)

The Company shall either: (a) provide the Executive with a car, with contract hire or lease hire payments not exceeding £460 per month, for his use in the performance of his duties and, subject to any restrictions or conditions from time to time imposed by the Company, the Executive may use the car for his private purposes; or (b) pay to the Executive a car allowance of £460 per month payable monthly in arrears.

(2)

If the Company shall provide a car, the Company shall pay all normal servicing, insurance and running expenses in relation to the car and all fuel expenses incurred by the Executive in the performance of his duties.

(3)	If the Company shall provide a car, the Executive shall take good care of the car and shall observe the terms and conditions of the insurance policy relating to it.
(4)	The Executive shall inform the Company immediately if he is disqualified from holding a driving licence and this clause shall not apply during any period of disqualification.
(5)	The Executive shall at all times comply with the Company's car policy, from time to time in force, details of which are available from the company secretary.
10.	EXPENSES
(1)

The Company shall reimburse or procure that the Executive is reimbursed all reasonable travelling hotel and other expenses wholly and necessarily incurred by him in the performance of his duties under this Agreement, and all reasonable professional subscription and education expenses required to maintain his qualification, on production of appropriate receipts, if required by the Company.

11.	HOLIDAYS
(1)

The Executive is entitled to 23 days' holiday with pay every calendar year in addition to bank and other public holidays. The Company's holiday year runs from 1 January to 31 December. This entitlement will increase by one day per annum for each completed year of service, up to a maximum of entitlement of 25 days per annum.

(2)

The Working Time Regulations 1998 ("the Regulations") provide that the Executive is entitled to a minimum of 15 days holiday per year (rising to 20 days from 23rd November 1999). The holiday entitlement set out in clause 11(1) above including, for the avoidance of doubt, bank and other public holidays, includes this entitlement. Any outstanding holiday entitlement under the Regulations at the end of any holiday year cannot normally be carried over or paid in lieu.

(3)

The Executive's entitlement to holiday accrues pro rata throughout each holiday year (disregarding fractions of days). The Executive will be deemed to have taken statutory holiday first. The Executive is not allowed to take holiday during the first 13 weeks of his employment.

(4)	Subject to clause 11 (2) above, any entitlement to additional holiday remaining at the end of any holiday year may not be carried forward to the next holiday year.
(5)

If the Executive has taken holiday in excess of his entitlement on termination of employment he will be required to give account for it and the Company will make a deduction from his final salary payment accordingly. If the Executive has accrued holiday owing to him on termination, the Company may at its discretion require him to take the outstanding holiday during any notice period or make a payment in lieu of it.

(6)

If the Executive's employment is terminated without notice, he will not be entitled to holiday pay for holiday which would have accrued during the notice period had he continued to be employed throughout that time.

(7)

The Executive should agree holiday arrangements with the Chairman in advance. The Company reserves the right to refuse to allow the Executive to take holiday in circumstances where it would be inconvenient to the business.

12.	ILLNESS
(1)

The Executive shall continue to be paid during sickness absence (such payment to be inclusive of any statutory sick pay or social security benefits to which he may be entitled) for a total of up to 12 weeks in any 12 consecutive calendar months.

(2)

Thereafter the Executive shall continue to be paid salary at the discretion of the Company provided that if such absence shall aggregate in 12 weeks in any 12 consecutive months the Company may terminate the employment of the Executive with immediate effect after the end of the 12'h week and in that event the Company shall pay to the Executive a sum equal to 12 weeks salary.

(3)	The Executive will cease to accrue holiday, subject to any entitlement under the Working Time Regulations 1998 if he has been absent due to sickness, for 12 consecutive weeks or more.
(4)

If the Executive is incapable of performing his duties by reason of injury sustained wholly or partly as a result of negligence, nuisance or breach of any statutory duty on the part of a third party and the Executive recovers an amount by way of compensation for loss of earnings from that third party, he shall pay to the Company a sum equal to the amount recovered or, if less, the amount paid to him by the Company under clause 12(1) and/or 12(2) above in respect of the relevant period of absence as a result of that injury.

(5)

The Company shall be entitled to require the Executive to undergo examinations by a medical adviser appointed or approved by the Company and the Executive authorizes the medical adviser and/or will provide such consents as are necessary to disclose to the Company the results of such examinations.

13.	RESTRICTIONS DURING EMPLOYMENT
(1)

During the continuance of his employment under this Agreement the Executive shall unless prevented by incapacity devote his whole time and attention to the Business and shall not without the prior written consent of the Board:

(a) engage in any other business; or
(b) be concerned or interested in any other business of a similar nature to or competitive with that carried on by the Company or any Group Company, or
(c)

solicit the custom of, canvass, approach or deal with, in competition with the Company or any Group Company, any person (including any company, firm, organisation or other entity) to whom the Company or any Group Company supplies services or with whom the Company or any Group Company is in negotiations or discussions regarding the possible supply of services; or
(d)

discourage any such person referred to in clause 13 (1) (c) above from conducting or continuing to conduct business with the Company or any Group Company on the best terms available to the Company or any Group Company; or

(e)

induce or attempt to induce any director or senior employee of the Company or any Group Company and with whom the Executive has material dealings in the course of his employment, to leave the employment of the Company or any Group Company provided that nothing in this clause shall preclude the Executive from holding or being otherwise interested in any shares or other securities of any company which is quoted on any recognised investment exchange (as defined by section 207(1) Financial Services Act 1986) so long as the interest of the Executive in such shares or other securities does not extend to more than 1 % of the total amount of such shares or securities.

(2)

If during his employment under this Agreement the Executive shall cease to be a director of the Company (otherwise than by reason of his death, resignation or disqualification pursuant to the articles of association of the Company or by statute or court order or under clause 16(2) below) his employment shall continue and the terms of this Agreement (other than those relating to the holding of office of director) shall continue in full force and effect and the Executive shall have no claims against the Company in respect of his ceasing to be a director.

14.	INTELLECTUAL PROPERTY
(1)

If the Executive makes, or if the Executive participates in making, any invention, any design (whether registerable or not), or any copyright work in which copyright and/or database right subsists and which relates to or is useful in connection with the business of the Company or of any Associated Company the Executive shall disclose it to the Company immediately, whether or not it is the property of the Company and:

(a)

in the case of an invention give the Company full particulars of the invention together with all information, data (in all forms and in all media), drawings and models, embodying or relating to the invention, irrespective of the nature of the invention or when it was made; and

(b) in the case of designs or copyright works, a copy of all such designs and works;
and, in addition, the Company may call for the same to be delivered forthwith to an authorised representative at any time.
(2)

If an invention made by the Executive is the property of the Company under Section 39 Patents Act 1977 the Executive shall execute all documents and do all things which may be necessary or desirable for obtaining the best possible patent, utility model or similar protection for the invention ('Protection") in territories specified by the Company and the Executive hereby assigns to the Company with full title guarantee all his or her rights to the invention and all applications for Protection and to the grant of Protection in respect of that invention and shall execute all documents and do all such things as may be necessary or desirable for perfecting the assignment and obtaining registration of it in all territories in the name of the Company.

(3)	Notwithstanding clause 14(2) the Company shall not be under any obligation to apply for Protection in respect of any invention made by the Executive.
(4)

If any invention is the property of the Executive under Section 39 Patents Act 1977 and relates to or is useful in connection with the business or any product or service of the Company or of any Associated Company the Executive shall not grant a licence or execute an assignment in respect of that invention to any other person without first offering to grant a licence or execute an assignment for the benefit of the Company on terms no less favourable than those offered to the third party, and the Company shall have fifteen working days in which to accept or reject the offer.

(5)

If during the course of his work for the Company (whether in the course of normal duties or not and whether or not during normal working hours) the Executive makes, or participates in the making of any design (whether registrable or not) or any work in which copyright and/or database right subsists the Executive hereby assigns to the Company with full title guarantee and, where appropriate, by way of future assignment, all such rights for the full term thereof throughout the world, provided that the assignment shall not extend to those designs or works which are created by the Executive wholly outside his or her normal working hours and wholly unconnected with his or her service under this Agreement.

(6)

In the case of designs and copyright which are registrable anywhere in the world the Executive shall execute all documents and do all things which are necessary or desirable for obtaining and, as appropriate, renewing the best possible registration in respect of such rights in territories specified by the Company and shall assign to the Company such rights as are not already held by the Company in all subsequent registrations and renewals and applications for registration and renewal.

(7)

Without prejudice to clause 18 the Executive acknowledges that all materials comprising any such work as is described in clause 14(5) are and will be the Company's property and at the Company's request the Executive will deliver all such materials to the Company.

(8)

The Executive hereby irrevocably appoints the Company to be the Executive's attorney in his or her name and on his or her behalf to sign or execute any document or do anything and generally to use the Executive's name for the purpose of giving to the Company the full benefit of the provisions of this clause 14 and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any document or act falls within the authority conferred by this clause shall be conclusive evidence that that is the case.

(9)

The Executive waives all moral rights (whether arising under Chapter 1V of the Copyright Designs and Patents Act 1988 or otherwise), to the extent permissible under the relevant legislation in each jurisdiction in works to which clause 14(5) applies.

(10)

The Executive warrants that he is not bound by any legally enforceable obligations owed to persons other than the Company which would prevent the Executive from complying with the terms of this Agreement and the Executive shall not without proper licence use any inventions or information in breach of rights owed to or held by persons other than the Company or copy or adapt works or designs owned by persons other than the Company.

(11)

All the provisions of this clause 14 shall survive termination of Executive's employment insofar as they relate to inventions, information, designs and any works in which copyright and/or database right subsists and which were created before termination.

15.	CONFIDENTIALITY
(1)

The Executive recognises that during the course of his employment he will have access to client and other system information which is both sensitive and confidential. The Executive shall not (except in the proper performance of his duties) during or after his employment has ended divulge to any person or otherwise make use of (and shall use his best endeavours to prevent the publication or disclosure of) any trade secret or any information concerning the Business or the finances of the Company or any Group Company or any of its or their transactions or affairs or any trade secret or any such confidential information concerning any of its or their suppliers, agents, distributors or clients or details of any products or services (including, without limitation, the Knowledge Agents software and the search and retrieval consultancy services) provided by the Company or any Group Company.

(2)	The restrictions in clause 15 (1) shall not apply to information which:
(i) is in the public domain or comes into the public domain otherwise than by a breach by the Executive of his obligations under this Agreement; or
(ii)

is disclosed to the Executive by a third party who has not received it directly or indirectly from the Company or a Group Company in circumstances involving a breach of an obligation of confidentiality owed to the Company or any Group Company; or

(iii) must be disclosed by any applicable law, to the extent of such required disclosure.
16.	TERMINATION OF EMPLOYMENT
(1)

The Company may at any time and in its absolute discretion (whether or not any notice of termination has been given by the Company or the Executive under clause 2(1) above) terminate the Agreement with immediate effect and make a payment in lieu of notice.

(2)	The employment of the Executive may be terminated by the Company without notice or payment in lieu of notice if:
(a) the Executive is guilty of any serious misconduct or any other conduct which affects or is likely to affect prejudicially the interests of the Company or the Group; or
(b)

fails or neglects efficiently and diligently to discharge his duties or commits any serious or repeated breach or non-observance by the Executive of any of the provisions contained in this Agreement; or

(c) the Executive has an interim receiving order made against him, becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors; or
(d)

the Executive is convicted of any arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

(e) the Executive is disqualified from holding office in any Group Company by reason of an order of a court of competent jurisdiction; or
(f) the Executive shall become of unsound mind or become a patient under the Mental Health Act 1983; or
(g) the Executive is convicted of an offence under the Criminal Justice Act 1993 or under any other present or future statutory enactment or regulations relating to insider dealings; or
(h) the Executive ceases to be a director of the Company otherwise than at the request of the Company.
17.	SUSPENSION
(1)	The Company may suspend the Executive on full pay to allow the Company to investigate any complaint made against the Executive in relation to his employment with the Company.
(2)

During any period of notice of termination (whether given by the Company or the Executive) the Company shall be under no obligation to assign any duties to the Executive or to provide any work for him and shall be entitled to exclude him from its premises, provided that this shall not affect the Executive's entitlement to receive his normal salary and other contractual benefits other than that the Executive will cease to accrue holiday during any such period subject to any entitlement under the Working Time Regulations 1998.

18.	RESIGNATION AND RETURN OF COMPANY PROPERTY
(1)	Upon the termination by whatever means of this Agreement the Executive shall:
(a) immediately resign from his office as a director of the Company and from such offices held by him in any Group Company without claim for compensation; and
(b)

immediately deliver to the Company all credit cards, motor-cars, keys, computer media and other property, in whatever form, of or relating to the business of the Company or the Group which may be in his possession or under his power or control.

(2)

If the Executive fails to comply with clause 18(1)(a) the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and complete any documents or do any thing necessary to give effect to this clause.

(3)	The Executive shall not without the consent of the Company at any time after the termination of this Agreement represent himself still to be connected with the Company or any Group Company.
19.	RECONSTRUCTION OR AMALGAMATION

If the employment of the Executive under this agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement then the Executive shall have no claim against the Company in respect of the termination of his employment under this Agreement.

20.	RESTRICTIONS
(1)	Definitions
In this clause:
(a) "Termination Date" means the date on which the employment terminates;
(b) "Person" includes any company, firm, organisation or other entity;
(c) "Area" means within England, Scotland, Wales, Northern Ireland, the Channel Islands, Isle of Man;
(d)

"Client" means any Person to whom the Company supplied products or services during the 12 months preceding the Termination Date and with whom at any time during such period the Executive was actively involved in the course of his employment;

(e)

"Prospective Client" means any Person with whom the Company had negotiations or discussions regarding the possible supply of products or services during the 12 months immediately preceding the Termination Date and with whom at any time during such period the Executive was actively involved in the course of his employment.

(2)	The Executive covenants with the Company that:
(1) Non-competition
the Executive shall not for a period of 6 months from the Termination Date directly or indirectly be interested or concerned in any business which is carried on in the Area and which:

(a) concerns the business of the supply of products, software and consultancy services in the search and retrieval knowledge management and intelligence sectors and with which the Executive was actively involved at any time during 12 months ending on the Termination Date; or

(b) is competitive or likely to be competitive with the business of the Company or any Group Company being carried on at the Termination Date and with which the Executive was actively involved during the 12 months ending on the Termination Date.

For this purpose, the Executive is concerned in a business if: (a) he carries it on as principal or agent; or
(b) he is a partner, director, employee, secondee, consultant or agent in, of or to any Person who carries on the business; or
(c) subject to clause 13(1) above, he has any direct or indirect financial interest (as shareholder or otherwise) in any Person who carries on the business.
(2) Non-solicitation
the Executive shall not for a period of 6 months from the Termination Date in the Area directly or indirectly:
(a) canvass or solicit business for services similar to those being provided by the Company or any Group Company as at the Termination Date from any Client or Prospective Client;
(b) seek to do business or deal with any Client or Prospective Client in respect of services similar to those being provided by the Company or any Group Company as at the Termination Date; or

(c) canvass or solicit business from any supplier of the Company or any Group Company with whom the Executive was actively involved during the 12 months ending on the Termination Date to cease to supply, or to restrict or vary the terms of supply to the Company or any Group Company or otherwise interfere with the relationship between such a supplier and the Company or any Group Company.

(3) Non-poaching

the Executive shall not for a period of 6 months after the Termination Date directly or indirectly induce or attempt to induce any senior employee of the Company or any Group Company who is engaged in any business activity carried on by the Company or any Group Company at the Termination Date and with whom the Executive during the 12 months ending on the Termination Date had material dealings in the course of his employment, to leave the employment of the Company or any Group Company whether or not this would be a breach of contract by that employee for the purposes of being involved in or engaged in the types of business referred to in sub-clauses 2(1)(a) and (b) above.

(3)

The restrictions in this clause are considered by the parties to be reasonable and the validity of each sub-clause shall not be affected if any of the others is invalid. If any of the restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

(4)	The Executive acknowledges that the provisions of this clause are no more extensive than is reasonable to protect the Company and the Group.
21.	SEVERABILITY

If any of the provisions of this Agreement become invalid or unenforceable for any reason by virtue of applicable law the remaining provisions shall continue in full force and effect and the Company and the Executive hereby undertake to use all reasonable endeavours to replace any legally invalid or unenforceable provision with a provision which will promise to the parties (as far as practicable) the same commercial results as were intended or contemplated by the original provision.

22.	NOTICES
(1)

Any notice required or permitted to be given under this Agreement shall be given in writing delivered personally or sent by first class post pre-paid recorded delivery (air mail if overseas) or by facsimile to the party due to receive such notice at, in the case of the Company, its registered office from time to time and, in the case of the Executive, his address as set out in this Agreement (or such address as he may ha e notified to the Company in accordance with this clause).

(2)

Any notice delivered personally shall be deemed to be received when delivered to the address provided in this Agreement and any notice sent by pre-paid recorded delivery post shall be deemed (in the absence of evidence of earlier receipt) to be received 2 days after posting and in proving the time of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted. A notice sent by facsimile shall be deemed to have been received on receipt by the sender of confirmation in the transmission report that the facsimile had been sent.

23.	STATUTORY INFORMATION
(1) The Schedule to this Agreement sets out information required to be given to the Executive by the Employment Rights Act 1996.
24.	MISCELLANEOUS
(1) This Agreement is governed by and shall be construed in accordance with the laws of England.
(2) The parties to this Agreement submit to the exclusive jurisdiction of the English courts.
(3)

This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements (if any) relating to the employment of the Executive by the Company (which shall be deemed to have been terminated by mutual consent).

(4)

The Executive authorises the Company to deduct from any remuneration payable to the Executive under this Agreement any sums due from him to the Company or any Group Company including the cost of repairing any damage to Company property caused by the Executive and any loss suffered by the Company or any Associated Company as a result of negligence or breach of duty by the Executive.

THIS AGREEMENT has been executed as an agreement under hand by the Company and executed and delivered as a deed by the Executive on the date of this document.
SCHEDULE
STATEMENT OF PARTICULARS PURSUANT TO THE EMPLOYMENT RIGHTS ACT 1996
1.

The Executive's period of continued employment commenced on lst February 2000. A period of employment with a previous employer does not count as part of the Executive's continuous employment with the Company.

2.	A contracting-out certificate is not in force in respect of this employment.
3.

There is no formal disciplinary or grievance procedure applicable to this position. Any grievance which the Executive wishes to exercise or any disciplinary action taken by the Company will be dealt with by the Chairman. If the Executive is dissatisfied with any decision he can within 5 working days of that decision appeal to the Board whose decision shall be final and binding. For the avoidance of doubt any disciplinary or grievance procedure does not form part of the service agreement.

4.	The Executive is under no obligation to work overseas for periods exceeding 1 month.
5.	The Company is not a party to any collective agreement which affects the Executive's employment.

Executed by: /s/ Barry Mence
                            (Barry Mence )

for and on behalf of  Sopheon Plc.

in the presence of: /s/ Nicolette Houston
                                      (Nicolette Houston)
                                      (Chartered Accountant)

Signed as a Deed by: /s/ Arif Karimjee
                                           (Arif Karimjee)

in the presence of: